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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2063 DATED 11 DECEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010
CURRENTLY TOTALING A$ 1,715,160,000.00 (A$ 1,269,192,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]


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1.  (i)   Issuer:                                  Queensland Treasury Corporation

    (ii)  Guarantor:                               The Treasurer on behalf of the Government
                                                   of Queensland

2.  Benchmark line:                                2010

                                                   (to be consolidated and form a single
                                                   series with QTC 5.50% Global A$Bonds due 14
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                                                   May 2010, ISIN US748305BF57)

3.  Specific Currency or Currencies:               AUD ("A$")

4.  (i)   Issue price:                             102.358%

    (ii)  Dealers' fees and commissions paid by    No fee or commission is payable in respect
          Issuer:                                  of the issue of the bond(s) described in
                                                   these final terms (which will constitute a
                                                   "pricing supplement" for purposes of any
                                                   offers or sales in the United States or to
                                                   U.S. persons). Instead, QTC pays fees and
                                                   commissions in accordance with the
                                                   procedure described in the QTC Offshore and
                                                   Onshore Fixed Interest Distribution Group
                                                   Operational Guidelines.

5.  Specified Denominations:                       A$1,000

6.  (i)   Issue Date:                              15 DECEMBER 2008

    (ii)  Record Date (date on and from which      6 May / 6 November. Security will be
          security is Ex-interest):                ex-interest on and from 7 May / 7
                                                   November.

    (iii) Interest Payment Dates:                  14 May / 14 November

7.  Maturity Date:                                 14 May 2010

8.  Interest Basis:                                5.5 per cent Fixed Rate

9.  Redemption/Payment Basis:                      Redemption at par

10. Change of Interest Basis or                    Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:                     Senior and rank pari passu with other
                                                   senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                 Senior and ranks pari passu with all its
                                                   other unsecured obligations

12. Method of distribution:                        Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                     5.5 per cent per annum payable
                                                   semi-annually in arrears

    (ii)  Interest Payment Date(s):                14 May and 14 November in each year up to
                                                   and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                  A$27.50 per A$1,000 in nominal amount
          (Applicable to bonds in definitive
          form)

    (iv)  Determination Date(s):                   Not Applicable

    (v)   Other terms relating to the method of    None
          calculating interest for Fixed Rate
          Bonds:
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PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                       A$1,000 per bond of A$1,000 Specified
                                                   Denomination (NB: If the Final Redemption
                                                   Amount is other than 100 per cent. of the
                                                   nominal value the bonds will be derivative
                                                   securities for the purposes of the
                                                   Prospectus Directive and the requirements
                                                   of Annex XII to the Prospectus Directive
                                                   Regulation will apply and the Issuer will
                                                   prepare and publish a supplement to the
                                                   Prospectus)

15. Early Redemption Amount(s) payable on          Not Applicable
    redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                                 Permanent Global Note not exchangeable for
                                                   Definitive Bonds

17. Additional Financial Centre(s) or other        Not Applicable
    special provisions relating to Payment
    Dates:

18. Talons for future Coupons or Receipts to be    No
    attached to Definitive Bonds (and dates on which such Talons mature):

19. Other terms or special conditions:             Not Applicable

                                                   (When adding any other final terms
                                                   consideration should be given as to whether
                                                   such terms constitute "significant new
                                                   factors" and consequently trigger the need
                                                   for a supplement to the Prospectus under
                                                   Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses of    Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                11 DECEMBER 2008

    (iii) Stabilizing Manager(s) (if any):         Not Applicable

21. If non-syndicated, name and address of         Australia and New Zealand Banking Group
    relevant Dealer:                               530 Collins Street
                                                   Melbourne VIC 3000

22. Whether TEFRA D or TEFRA C rules applicable    TEFRA Not Applicable
    or TEFRA rules not applicable:

23. Non exempt Offer                               Not Applicable

                                                   (N.B. Consider any local regulatory
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                                                   requirements necessary to be fulfilled so
                                                   as to be able to make a non-exempt offer in
                                                   relevant jurisdictions. No such offer
                                                   should be made in any relevant jurisdiction
                                                   until those requirements have been met.
                                                   Non-exempt offers may only be made into
                                                   jurisdictions in which the base prospectus
                                                   (and any supplement) has been
                                                   notified/passported.)

24. Additional selling restrictions:               Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)   Listing                                  Bourse de Luxembourg.

    (ii)  Admission to trading:                    Application has been made by the Issuer (or
                                                   on its behalf) for the bonds to be admitted
                                                   to trading on the regulated market of the
                                                   Bourse de Luxembourg with effect from the
                                                   Issue Date.

                                                   (Where documenting a fungible issue need to
                                                   indicate that original securities are
                                                   already admitted to trading.)

2.  RATINGS

    Ratings:                                       The bonds to be issued have been rated:

                                                   S&P:     AAA
                                                   Moody's: Aaa

                                                   An obligation rate 'AAA' by S&P has the
                                                   highest credit rating assigned by Standard
                                                   & Poor's. The obligor's capacity to meet
                                                   its financial commitment on the obligation
                                                   is extremely strong.

                                                   Obligations rated 'AAA' by Moody's are
                                                   judged to be of the highest quality with
                                                   minimal credit risk.

                                                   A credit rating is not a recommendation to
                                                   buy, sell or hold securities and may be
                                                   revised or withdrawn by the rating agency
                                                   at any time. Each rating should be
                                                   evaluated independently of any other
                                                   rating.

                                                   (The above disclosure should reflect the
                                                   rating allocated to bonds issued under the
                                                   bond facility generally or, where the issue
                                                   has been specifically rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the
Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)   Reasons for the Offer:                   See "Use of Proceeds" section in the
                                                   prospectus supplement--if reasons for offer
                                                   different from making profit and/or hedging
                                                   certain risks will need to include those
                                                   reasons here.

    (ii)  Estimated net proceeds:                  Not Applicable.

                                                   (If proceeds are intended for more than
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                                                   one use will need to split out and present
                                                   in order of priority. If proceeds
                                                   insufficient to fund all proposed uses
                                                   state amount and sources of other funding.)

    (iii) Estimated total expenses:                Not Applicable.

                                                   [Expenses are required to be broken down
                                                   into each principal intended "use" and
                                                   presented in order of priority of such
                                                   "uses".]

5.  YIELD

    Indication of yield:                           4.11%

                                                   Calculated as 7 basis points less than the
                                                   yield on the equivalent A$ Domestic Bond
                                                   issued by the Issuer under its Domestic A$
                                                   Bond Facility on the Trade Date.

                                                   The yield is calculated at the Trade Date
                                                   on the basis of the Issue Price. It is not
                                                   an indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                               US748305BF57

    (ii)  Common Code:                             21354040

    (iii) CUSIP Code:                              748305BF5

    (iv)  Any clearing system(s) other than        Not Applicable
          Depositary Trust Company, Euroclear
          Bank S.A./N.V. and Clearstream
          Banking, societe anonyme and the
          relevant identification number(s):

    (v)   Delivery:                                Delivery free of payment

    (vi)  Names and addresses of additional        [_____]
          Paying Agent(s) (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)   Offer Price;                             Not applicable

    (ii)  [Conditions to which the offer is        Not applicable
          subject;]

    (iii) [Description of the application          Not applicable
          process;]

    (iv)  [Details of the minimum and/or maximum   Not applicable
          amount of application;]

    (v)   [Description of possibility to reduce    Not applicable
          subscriptions and manner for refunding
          excess amount paid by applicants;]

    (vi)  [Details of the method and time limits   Not applicable
          for paying up and delivering the
          bonds;]

    (vii) [Manner in and date on which results     Not applicable
          of the offer are to be made public;]
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    (viii)[Procedure for exercise of any right     Not applicable
          of pre-emption, negotiability of
          subscription rights and treatment of
          subscription rights not exercised;]

    (ix)  [Categories of potential investors to    Not applicable
          which the bonds are offered and
          whether tranche(s) have been reserved
          for certain countries;]

    (x)   [Process for notification to             Not applicable
          applicants of the amount allotted and
          the indication whether dealing may
          begin before notification is made;]

    (xi)  [Amount of any expenses and taxes        Not applicable
          specifically charged to the subscriber
          or Purchaser;]

    (xii) [Name(s) and address(es), to the         None
          extent know to the Issuer, of the
          placers in the various countries where
          the offer takes place.]
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